Exhibit 99.1

Atlantic Power Corporation Announces Election of Directors

DEDHAM, MASSACHUSETTS — June 21, 2016 /PR Newswire/ — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced that the nominees listed in the management information circular and proxy statement for the 2016 annual and special meeting of shareholders were elected as directors of the Company.  Detailed results of the votes by proxy for the election of directors held at the annual and special meeting of shareholders today in Toronto, Ontario are set out below.

Nominee	Votes For	% For	Votes Withheld / Abstain	% Withheld / Abstain
Irving R. Gerstein	38,889,433	95.14%	1,986,275	4.86%
R. Foster Duncan	39,195,405	95.89%	1,680,304	4.11%
Kevin T. Howell	39,729,262	97.20%	1,146,446	2.80%
Holli C. Ladhani	39,295,574	96.13%	1,580,135	3.87%
Gilbert S. Palter	39,371,017	96.32%	1,504,691	3.68%
Teresa M. Ressel	39,131,973	95.73%	1,743,736	4.27%
James J. Moore, Jr.	39,580,572	96.83%	1,295,136	3.17%

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,138 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,500 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power’s common shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation

Investor Relations

(617) 977-2700

info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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